                         CASCADE NATURAL GAS CORPORATION
-------------------------------------------------------------------------------
                                    NOTICE OF

                                ANNUAL MEETING OF

                                  SHAREHOLDERS

                            TO BE HELD APRIL 24, 1996


     TO THE HOLDERS OF COMMON STOCK OF
     CASCADE NATURAL GAS CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Cascade Natural Gas Corporation will be held at offices of the Company located at 230 Fairview Avenue North, Seattle, Washington 98109, on Wednesday, April 24, 1996, at 1:30 in the afternoon for the following purposes:

     1. Elect directors to hold office until the next Annual Meeting and until their successors are elected and qualified; and

     2. Transact such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on February 29, 1996 has been fixed as the record date for the determination of Shareholders entitled to notice of and to vote at said Annual Meeting or any adjournments thereof.

     Holders of the Common Stock of the Company are entitled to vote upon all the matters set forth in this notice.

                                              By Order of the Board of Directors
Seattle, Washington                                               LARRY C. ROSOK
March 13, 1996                                                         Secretary

-------------------------------------------------------------------------------

                                    IMPORTANT

     TO ASSURE A PROPER REPRESENTATION AT THE MEETING, EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY, USING THE ACCOMPANYING POSTAGE PREPAID AND ADDRESSED ENVELOPE.

                         CASCADE NATURAL GAS CORPORATION
                  222 FAIRVIEW AVENUE NORTH, SEATTLE, WA 98109

                                 PROXY STATEMENT

             TO THE SHAREHOLDERS OF CASCADE NATURAL GAS CORPORATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of the Shareholders ("Annual Meeting") to be held on Wednesday, April 24, 1996, for the purposes set forth in the accompanying Notice of Annual Meeting, and will be mailed on or about March 13, 1996.

     A form of proxy is enclosed for use at the meeting. A Shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by delivering written notice of revocation to Larry C. Rosok, Secretary, Cascade Natural Gas Corporation, 222 Fairview Avenue North, Seattle, Washington 98109, or by filing a duly executed proxy card bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.

     The persons named in the accompanying proxy card will vote as directed by the proxy or, in the absence of such direction, as set forth below with respect to the election of directors and in their discretion as to other items of business which may come before the meeting.

     On February 29, l996, the Company had outstanding 9,184,992 shares of $1 par value Common Stock ("Common Stock"). Each holder of record of Common Stock ("Shareholder") at the close of business on February 29, 1996, is entitled to one vote for each share then held and to cumulate votes in the election of directors. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting. If a quorum is present, shares represented at the meeting but not voted (such as shares held by a broker or other nominee who does not have authority to vote on the matter) and shares voted as abstaining will not affect the outcome of the matter.

                              ELECTION OF DIRECTORS

     Nine directors will be elected at the Annual Meeting, each to hold office until the next Annual Meeting or until his or her successor is elected and qualified. The nominees elected will be those receiving the largest number of votes cast by all shares entitled to vote in the election, up to the number of directors to be elected. All of the nominees listed below presently are serving as directors and, except for Larry L. Pinnt, were elected at the l995 Annual Meeting by over 87% of the shares present and voting at the meeting. Mr. Pinnt was elected by the Board of Directors December 20, 1995, at the recommendation of the Compensation and Nominating Committee, to fill the vacancy created by the July 1, 1995 retirement of Donald E. Bennett. In the event any of the nominees should be unavailable or unable to serve, the proxy holders may vote for substitute nominees in their discretion. No circumstances are presently known which would render any nominee named herein unavailable.

     The right to cumulate votes in an election of directors entitles a Shareholder to as many votes as he or she has shares, multiplied by the number of directors to be elected (in this case, 9), which votes may then be allocated among the nominees in such proportion as the Shareholder decides, including casting all the votes for one nominee. If a Shareholder wishes to cumulate his or her votes, the proxy card should be marked in any way that the Shareholder desires in order to (i) indicate clearly that the Shareholder is exercising the right to cumulate votes and (ii) specify how the votes are to be allocated among the nominees for director. For example, a Shareholder may write next to the name of each nominee for whom the Shareholder desires to cast votes, the number of votes to be cast for such nominee. There are no conditions precedent to the exercise of cumulative voting rights.

     Unless contrary directions are set forth on the proxy card, proxies will be voted in such a manner as to elect all or as many of the nominees listed as possible. If either of the "For All Nominees Listed Above" or "Exception" boxes is marked or no instructions are given, the named proxies will have discretionary authority to cumulate votes if they so choose and to allocate votes among the nominees as they deem appropriate (except for any nominee specifically excepted by the Shareholder), including not casting any votes for one or more nominees.

     Brief statements appear on the following pages setting forth the age, principal occupation, business experience and other information furnished by each nominee and the year in which he or she first became a director.

CARL BURNHAM, JR.                                            Director since 1990
Attorney at Law
Yturri, Rose, Burnham, Bentz & Helfrich

     Mr. Burnham, 56, is an attorney at law and, since 1967, has been a partner of Yturri, Rose, Burnham, Bentz & Helfrich of Ontario, Oregon, the Company's Oregon counsel.

MELVIN C. CLAPP                                              Director since 1981
Retired

     Mr. Clapp, 62, was Chairman and Chief Executive Officer of the Company from December 1988 until he retired February 1, 1995. Prior to that he was Executive Vice President since August 1981. Mr. Clapp joined the Company in 1956 and held positions in district management until moving to the general office in 1969, when he assumed responsibility for the Company's personnel, safety and training.

DAVID A. EDERER                                              Director since 1991
Partner
Ederer Investment Company

     Mr. Ederer, 53, has been the managing partner since 1974 in Ederer Investment Company, which invests in privately owned West Coast companies. Since 1978 he has been the owner or part owner and officer of several privately owned manufacturing, property management and retail companies.

HOWARD L. HUBBARD                                            Director since 1981
Retired

     Mr. Hubbard, 64, was President and a director of Washington Federal Savings Bank in Hillsboro, Oregon from April 1982 until he retired in December 1991. Prior to that, Mr. Hubbard was President and a director of Equitable Savings & Loan Association, Portland, Oregon since 1975.

W. BRIAN MATSUYAMA                                           Director since 1988
Chairman and Chief Executive Officer
Cascade Natural Gas Corporation

     Mr. Matsuyama, 49, Chairman and Chief Executive Officer since February 1, 1995, was President since 1988. From 1987 to 1988, he was Vice President and General Counsel of the Company. Prior to 1987, he was a member of the law firm of Jones Grey & Bayley, P.S., Seattle, Washington, with his principal client representation being on behalf of the Company.

LARRY L. PINNT                                    Director since December , 1995
Retired

     Mr. Pinnt, 61, was Chief Financial Officer of US WEST Communications, Inc. from 1979 until he retired in September, 1989. Mr. Pinnt currently serves on the Board of Trustees of the SAFECO family of mutual funds. He was appointed a director of the Company in December, 1995.

BROOKS G. RAGEN                                              Director since 1984
Chairman and Chief Executive Officer
Ragen MacKenzie Incorporated

     Mr. Ragen, 62, has been Chairman and Chief Executive Officer of Ragen MacKenzie Incorporated, an investment banking firm headquartered in Seattle, Washington , since November 1988. Prior to that, he was President of Cable, Howse & Ragen, the predecessor to Ragen MacKenzie Incorporated, since July 1987 and was Managing Partner of Cable, Howse & Ragen from July 1982.

ANDREW V. SMITH                                              Director since 1982
Retired


     Mr. Smith, 71, was President of Pacific Northwest Bell, a diversified telecommunications company now known as US WEST Communications, Inc., from 1978 to 1988. From January to July, 1989, when he retired, he was Executive Vice President of US WEST, Inc. Mr. Smith also serves as a director of the following publicly held corporations: Airborne Freight Corporation, U.S. Bancorp, Univar Corporation, and PrimeSource Corporation.

MARY A. WILLIAMS                                             Director since 1983
Consultant

     Mrs. Williams, 61, has been a consultant since 1983. Prior to that she was a Vice President of Seattle Trust & Savings Bank from 1977 to 1983.

                          BOARD AND COMMITTEE MEETINGS

     The Board of Directors and the Executive Committee of the Board each met four times in 1995. No director attended less than 100% of the meetings of the Board and committees on which he or she served.

     The Board has established an Executive Committee, an Audit Committee, a Nominating and Compensation Committee, and a Pension Committee, whose members are as follows:


                                                                NOMINATING AND
           EXECUTIVE                    AUDIT                    COMPENSATION                 PENSION
     W. Brian Matsuyama, Ch.       Mary A. Williams, Ch.       Brooks G. Ragen, Ch.       M. C. Clapp, Ch.
     M. C. Clapp                   Larry L. Pinnt              Carl Burnham, Jr.          David A. Ederer
     Brooks G. Ragen               Brooks G. Ragen             David A. Ederer            Howard L. Hubbard
     Andrew V. Smith               Andrew V. Smith             Mary A. Williams           Larry L. Pinnt
     Mary A. Williams

     The Audit Committee, which met four times in 1995, recommends the engagement of the Company's independent accountants, reviews with the independent accountants the plan for and results of the auditing engagement, reviews the scope and results of the Company's procedures for internal auditing, and reviews the adequacy of the Company's system of internal accounting controls.

     The Nominating and Compensation Committee, which held three meetings in 1995, is responsible for recommending candidates for seats on the Board of Directors, as well as recommending compensation for officers and directors. The Committee will consider nominees for director recommended by Shareholders for the 1997 Annual Meeting if the nominations are received at the Company's executive offices by August 13, 1996; provided that such nominations are accompanied by a description of the nominee's qualifications, relevant biographical information and the nominee's consent to be nominated and to serve if elected.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership, as of February 15, 1996, of the Company's Common Stock by (a) each director, the Chief Executive Officer and the other four most highly paid executive officers of the Company and (b) all directors and executive officers as a group. None of such persons owned any of the Company's outstanding preferred shares at that date. The Company is not aware of any beneficial owner of 5% or more of the Common Stock. The Company believes the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.


       Directors and                Shares Beneficially           Percentage of
     Executive Officers                   Owned (1)               Common Stock
     O. LeRoy Beaudry                       11,271                         *
     Ralph E. Boyd                           7,136                         *
     Carl Burnham, Jr.                       5,079                         *
     Melvin C. Clapp                        13,647   (2)                   *
     David A. Ederer                        22,140   (3)(4)                *
     Howard L. Hubbard                      20,300                         *
     W. Brian Matsuyama                      7,509                         *
     King C. Oberg                             204                         *
     Larry L. Pinnt                          3,024                         *
     Brooks G. Ragen                         2,852   (3)                   *
     Andrew V. Smith                         3,937   (3)                   *
     Jon T. Stoltz                           2,671                         *
     Mary A. Williams                        4,791                         *
     All executive officers
         and directors as a
         group (18 persons)                110,935                         *

*    Less than one percent.
-------------------------

(1) Includes shares held in the Company's Employee Retirement Savings Plan and Trust (the "401(k) Plan") as follows:

          Mr. Beaudry, 3,785; Mr. Boyd, 2,291; Mr. Matsuyama, 2,326; Mr. Oberg, 204; Mr. Stoltz, 2,263; and all executive officers as a group, 15,975.

(2)  Does not include 664 shares owned by the spouse of Mr. Clapp.

(3) Includes shares awarded under the 1991 Director Stock Award Plan to Messrs. Ederer, Ragen and Smith of 1,385, 755 and 1,762 shares, respectively, including reinvested dividends, as to which receipt has been deferred until they are no longer directors.

(4) Does not include 3,000 shares held in trust for benefit of family members as to which Mr. Ederer acts as Trustee.

     Under Section 16 of the Securities Exchange Act of 1934, holders of more than 10 percent of the Common Stock and directors and certain officers of the Company are required to file reports ("Section 16 Statements") of beneficial ownership of Common Stock and changes in such ownership with the securities and Exchange Commission. The Company is required to identify in its proxy statements those persons who to the Company's knowledge were required to file Section 16 Statements and did not do so on a timely basis. Based solely on a review of copies of Section 16 Statements furnished to the Company during and with respect to its most recent fiscal year and on written representations from reporting persons, the Company believes that each person who at any time during the most recent fiscal year was a reporting person filed all required Section 16 Statements on a timely basis except (i) Mr. Pinnt, who was appointed a director on December 20, 1995, did not file an initial Section 16 Statement with respect to his ownership of Common Stock on the date of his appointment until January 8, 1996 and (ii) Messrs. Ederer, Ragen, and Smith each elected to defer actual receipt of shares of Common Stock credited to his account under the 1991 Director Stock Award Plan for 1992, 1993 and 1994 until such time as he ceases to serve as a director and did not file Section 16 Statements with respect to such shares for those periods. Although they still have not received such shares, Messrs. Ederer, Ragen and Smith made corrective filings in 1995 reporting their right to receive such shares.

               REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE
                               TO THE SHAREHOLDERS

     The Nominating and Compensation Committee of the Board of Directors is responsible for reviewing the compensation levels for all officers of the Company and making recommendations to the Board concerning officer salary levels. The Committee is composed of four independent non-employee directors.

     The Committee's review includes an assessment of the overall stewardship of the Company and the officers' ability to achieve a reasonable net income under a variety of conditions. In arriving at its recommendations regarding officer salary levels, the Committee applied policies and principles which are essentially subjective in nature, rather than embodying specific criteria. Such policies and principles may be summarized as follows: Officer compensation should be reasonably comparable with compensation paid to officers of like companies, and particularly those with whom the Company must compete in attracting and retaining skilled and competent individuals. Officers should also be fairly compensated for their contributions to the performance of the Company. In evaluating performance, the Committee considers net income and those factors impacting net income. In a regulated energy business, factors such as weather, interest rates and regulatory requirements significantly impact net income but are generally outside the control of management. Due to the Company's compensation structure, the Committee has not deemed it necessary to adopt a policy regarding recent changes in the federal tax laws relating to deductibility of certain executive compensation.

     In arriving at its most recent salary recommendations, the Committee considered the compensation paid by other energy utility companies in the Northwest to their officers. The Committee took into account the relatively larger size of the other Northwest utility companies, the greater number of officers involved in the various management functions of those companies, and the responsibilities of those officers. The Committee also considered compensation paid by gas distribution companies of relatively comparable size in other parts of the country. In addition, the Committee reviewed the impact of the various forms of incentive compensation, such as bonuses and stock options, utilized by other utility companies in addition to base salaries. The Company does not have bonus, stock option or other incentive compensation plans for its officers.

     In determining the 1995 salary level for Melvin C. Clapp, Chairman and Chief Executive Officer of the Company, who retired on February 1, 1995, the Committee considered his contributions to the performance of the Company and overall effectiveness in areas critical to the Company's success such as dealing with the challenges of rapid growth, resolving regulatory issues and enhancing shareholder values, as well as the factors affecting net income outside the control of management as discussed above. Mr. Clapp's compensation includes a formula-based cash payment applicable to all employees of the Company on retirement, and a special retirement bonus in recognition of his 39 years of service and leadership contribution to the Company. In determining the 1995 salary levels for W. Brian Matsuyama, who succeeded Mr. Clapp as Chairman and Chief Executive Officer, and for Ralph E. Boyd, who replaced Mr. Matsuyama as President, the Committee considered the additional responsibilities each assumed with his new position and the compensation paid to the officers they replaced. Their compensation was set at a lower level than that of the officers they replaced since they were new to these assignments. Although normally officer's salaries are adjusted on April 1, no adjustment was made for these two officers in April 1995, since they had assumed their positions on February 1, 1995. Salary levels of all other named executives for 1995 were based on the considerations described above.

                                        Brooks G. Ragen, Chairman
                                        Carl Burnham, Jr.
                                        David A. Ederer
                                        Mary A. Williams

                             STOCK PERFORMANCE GRAPH

     The following graph compares the total cumulative returns to investors in the Company's Common Stock, the Standard & Poors 500 Stock Index, the Standard & Poors Utility Index and the Edward D. Jones & Co. Natural Gas Distribution Index for the period from January 1, 1991 through December 31, 1995. The graph assumes that $100 was invested December 31, 1990, in the Common Stock and in each of the above-mentioned indices and that all dividends were reinvested. The total returns for the 30 companies (of which the Company is one) included in the Edward D. Jones & Co. Natural Gas Distribution Index have been weighted by their respective market capitalizations.

                         CUMULATIVE RETURN TO INVESTORS
     Cascade Natural Gas Corporation, S&P 500 Index, S&P Utility Index, and
              Edward D. Jones & Co. Natural Gas Distribution Index
                             (Dividends Reinvested)



                                     [GRAPH]


                                           12/90         12/91          12/92          12/93          12/94          12/95

                                        ------------------------------------------------------------------------------------
Casade Natural Gas Corporation           $100.00        $135.82        $150.54        $194.11        $161.17        $177.04
                                        ------------------------------------------------------------------------------------
 Edward D. Jones & Co. Natural
        Gas Distribution Index           $100.00        $119.39        $146.52        $184.18        $163.96        $183.34
                                        ------------------------------------------------------------------------------------
           S & P Utility Index           $100.00        $115.83        $132.41        $184.51        $185.92        $237.04
                                        ------------------------------------------------------------------------------------
               S & P 500 Index           $100.00        $131.05        $145.47        $164.29        $170.40        $220.91
                                        ------------------------------------------------------------------------------------


                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid to each person who served as Chief Executive Officer of the Company in 1995 and each of the other four most highly compensated executive officers of the Company. The Company does not provide compensation in the form of bonuses or long term compensation. The amounts shown under All Other Compensation represent the Company's matching contribution to the 401(k) Plan.


              NAME AND                                                                               ALL
              PRINCIPAL                             YEARS                                           OTHER
              POSITION                           OF SERVICE       YEAR           SALARY         COMPENSATION
          W. Brian Matsuyama                          8           1995          $201,362           $4,620
          Chairman and                                            1994           165,539            4,500
          Chief Executive Officer                                 1993           158,236            3,754
          (Since February 1, 1995)

          Melvin C. Clapp                            39           1995            88,251 (a)          751
          Chairman and                                            1994           206,771            4,500
          Chief Executive Officer                                 1993           196,947            3,787
          (Retired February 1, 1995)

          Ralph E. Boyd                              30           1995           158,569            4,504
          President and                                           1994           110,591            3,222
          Chief Operating Officer                                 1993           105,429            2,576

          Jon T. Stoltz                              21           1995           117,727                0
          Senior Vice President                                   1994           110,591                0
                                                                  1993           105,429                0

          O. LeRoy Beaudry                           34           1995           111,080            3,272
          Vice President                                          1994           106,404            3,146
          Consumer & Public Affairs                               1993           101,555            2,651


          King C. Oberg                               7           1995           103,616            2,029
          Vice President                                          1994            94,062              803
          Gas Supply                                              1993            71,088              311

-------------------------

     (a) At retirement, effective February 1, 1995, Mr. Clapp received a formula-based cash payment applicable to all employees of the Company on retirement, and a special retirement bonus in recognition of his 39 years of service and leadership contribution to the Company. The total was $46,334.

     RETIREMENT PLAN. Effective January 1, 1962, the Company adopted a noncontributory retirement plan for its employees. To be eligible for participation in the plan, an employee must have one year of service and be 21 years of age. Each participant's benefits are fully vested after 5 years of employment. The level of benefits is determined by a formula, described below, related to average monthly earnings over certain time periods and to years of service. Covered earnings are straight salary or hourly compensation, plus 75% of commissions. With respect to the executive officers named in the summary compensation table above, covered compensation levels are slightly less than, but at least 90% of, the amounts shown under "Salary" in such table. Benefits are not subject to reduction for social security or any other benefits. Accruals for contribution to the plan are computed on an actuarial basis and aggregated $1,779,000 for all participants for 1995.

     The amount of the monthly past service benefit under the plan is equal to 1.5% of the participant's average monthly earnings for the five-year period ended December 31, 1994, multiplied by the participant's years of service before 1995. The plan was amended in 1993 to increase the benefit for each year of future service after 1994 to 2% of monthly compensation in lieu of the previous 1.5%. The Company from time to time has updated the average monthly earnings used to compute the benefit, and the plan may be similarly amended in the future.

     EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN. Effective July 1, 1983, the Board of Directors adopted a plan to provide executive officers, including those listed in the foregoing summary compensation table, with retirement, death and disability benefits supplementing the coverage payable under the Company's retirement plan. This plan was established to enable the Company to attract and retain highly competent persons in key executive positions. The supplemental plan is designed so that each participant will receive retirement plan payments, primary social security benefits and supplemental plan payments each year equal, in the aggregate, to 70% of the participant's highest annual salary during any of the five years preceding the participant's retirement. Benefits vest under the plan on the first day of the year after the employee has reached age 55 and has completed five years of participation under the plan. Accruals for the plan are computed on an actuarial basis and totaled $188,000 for 1995.

     The plan also contains provisions for early retirement and total and permanent disability. The Board of Directors may approve early retirement under the plan without the normally required reduction in the amount of the supplemental benefit. Participants whose age and number of years of service, when added together, equal at least 90 are automatically eligible for early retirement benefits without reduction.

     If a participant dies before receiving 120 monthly payments from the plan, the participant's designated beneficiaries will receive the remaining balance of the 120 payments. The monthly payment is the amount the participant was receiving or was entitled to receive before death, or, if the participant was employed by the Company at death and the result would be larger, a monthly amount ranging from $4,167 to $6,667, depending on the officer. This monthly death benefit is reduced by any monthly benefit payable to the participant's surviving spouse. The surviving spouse is entitled to a monthly benefit for life equal to one-half the benefit to which the participant was entitled before death.

     The following table illustrates the estimated combined annual benefits that would be received under the Company's Retirement Plan and the Executive Supplemental Retirement Income Plan for the executives named in the Summary Compensation Table above assuming that annual salaries increase at the annual rate of 5% until retirement and that they retire at age 65. Amounts shown are reduced by the estimated amount of social security benefits and are based on a straight-life annuity with no spousal benefit.

                                           Present        Estimated Combined
                 Name                        Age            Annual Benefit
          ------------------              ---------       -------------------
          W. Brian Matsuyama                 49                 $278,000
          Ralph E. Boyd                      59                 $155,000
          Jon T. Stoltz                      49                 $139,000
          O. LeRoy Beaudry                   57                $  97,000
          King C. Oberg                      55                 $103,000

     Mr. Clapp, who retired as Chairman and Chief Executive Officer of the Company on February 1, 1995, after 39 years of service, receives a combined annual retirement benefit of $123,544.

EMPLOYMENT AGREEMENTS. The Company has employment agreements with eight of the Company's executive officers, including the persons named in the summary compensation table above other than Messrs. Boyd and Beaudry. The purpose of the agreements is to assure that key management personnel will continue to function effectively and without distraction if uncertainties regarding the future control of the Company should arise. Upon a change in control of the Company or during the pendency of certain offers for a change in control, as these terms are defined in the agreements, each such officer is entitled to receive the severance benefits described below if the Company terminates the officer's employment other than for cause as defined in the agreements. In addition, for a period of three years after a change in control of the Company, the officer shall be entitled to receive severance benefits if the Company terminates the officer's employment other than for cause or if the officer terminates his or her employment with good reason. The payments on severance are equal to three times the officer's base salary and incentive compensation at the time the change in control occurs, but are reduced to the extent required to avoid subjecting the payments to penalty taxes on parachute payments. In addition, the employee is entitled to continue to participate in health, life, and disability plans in which the officer could participate when employment terminated. Each agreement terminates upon the vesting of the officer's benefits under the Executive Supplemental Retirement Income Plan.

     Each agreement is automatically extended one year on December 31 of each year unless by 30 days notice prior to year end either party elects not to extend the term. The term of the agreements is extended automatically for a period of three years upon a change in control of the Company. Notwithstanding the foregoing, each agreement terminates if the employment of the officer who is a party is terminated before a change in control occurs while there is no offer pending for a change in control.

     SUPPLEMENTAL BENEFIT TRUST. Although not obligated to do so, the Company established a trust to fund some of the benefits which may be payable under the Executive Supplemental Retirement Income Plan. The trust also funds severance benefits which may be payable under the above described employment agreements with certain executives. The Company has contributed to the trust life insurance policies on the lives of participants. If the assumptions as to mortality experience, interest and policy dividends are correct, the Company will recapture the premiums and net cost of benefits paid under the supplemental plan through operation of the insurance contracts.

     The Company is obligated to pay any benefits not paid out of the trust. In the event of certain circumstances, including a change in control, as defined, the Company may be obligated to fund the trust with additional amounts for some or all of the following purposes: to permit payment of benefits from the supplemental plan and the employment contracts due in the following 12 months, to fund separate subtrusts for legal expenses (including certain legal expenses to require the Company to make required contributions to the trust), and to permit payment of insurance premiums and policy loan interest.

     DIRECTOR COMPENSATION. In 1995, the Company paid each non-employee director an annual stipend of $5,000 as well as a fee of $500 for each Board or Committee meeting attended, except that the Committee fee was $250 if the meeting was held on the same day as a Board meeting. Employee directors receive no additional compensation for serving as directors. Each non-employee director was also entitled to receive 300 shares of the Company's common stock for service in 1995 pursuant to the 1991 Director Stock Award Plan approved by Shareholders at the 1992 Annual Meeting. Pursuant to the plan, each non-employee director may elect to defer receipt of his or her shares until he or she is no longer a member of the Board of Directors; Messrs. Ederer and Smith so elected for 1995. The non-employee directors adopted a policy that beginning in 1995 their annual stipends will be used by each of them to purchase the Company's stock.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, Messrs. Burnham, Ederer and Ragen and Ms. Williams served on the Nominating and Compensation Committee.

     Carl Burnham, Jr., a director, is a partner in the law firm of Yturri, Rose, Burnham, Bentz & Helfrich, the Company's Oregon counsel, which firm received $26,711 in 1995 for legal services to the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has selected the firm of Deloitte & Touche LLP as its principal independent public accountant for the current year. Deloitte & Touche LLP and its predecessor Touche Ross & Co. has served as the Company's principal independent accountant since 1953. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to questions from the Shareholders.

                             SOLICITATION OF PROXIES

     The solicitation of proxies will be principally by use of the mails. In following up the original mail solicitation, the Company will arrange with banks, brokerage houses, and other custodians, nominees and fiduciaries, to forward copies of the proxy, proxy statement and annual report to persons for whom they hold stock of the Company and to request authority for the execution of proxies. In such cases, the Company will reimburse such banks, brokerage houses, custodians, nominees and fiduciaries for their expenses incurred in connection therewith. The entire cost of soliciting proxies will be borne by the Company. The Company may also use its regular employees to solicit proxies from Shareholders either personally or by telephone or letter without additional compensation.

                                  ANNUAL REPORT

     The Company's annual report for the 1995 calendar year containing financial information for the years 1995, 1994 and 1993 is enclosed.

                              SHAREHOLDER PROPOSALS

     Proposals of Shareholders for presentation at the 1997 Annual Meeting of Shareholders must be received by the Company by August 13, 1996, for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must also comply with the requirements of the Securities and Exchange Commission relating to proposals of security holders.

                                  OTHER MATTERS

     On February 7, 1996, the board of directors determined to change the fiscal year to a year ending on September 30. The period commencing January 1, 1996 and ending September 30, 1996 will be the transition period.

     The Company does not know of any matters to come before the meeting, other than those set forth in the proxy statement. If any further business is presented to the meeting, the holders of the proxies solicited hereby will vote on behalf of the Shareholders they represent in their discretion.


                                              By Order of the Board of Directors
Seattle, Washington                                               LARRY C. ROSOK
March 13, 1996                                                         Secretary


CASCADE NATURAL GAS CORPORATION
222 Fairview Avenue North
Seattle, Washington  98109


                     [CASCADE NATURAL GAS CORPORATION LOGO]